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IDEX Corporation Announces Appointment of Carl R. Christenson to Board of Directors

LAKE FOREST, Ill.--(BUSINESS WIRE)—June 17, 2019-- IDEX Corporation (NYSE:IEX) today announced the appointment of Carl R. Christenson to the company’s Board of Directors. The appointment of Mr. Christenson, effective immediately, increases the size of the Board from nine to ten directors. Mr. Christenson will serve on the Board’s Compensation Committee.

“The experience Carl brings as a Chief Executive Officer of a public company is an ideal fit with IDEX. He has a proven ability to accelerate growth while executing strategic acquisitions and driving superior shareholder returns,” IDEX Chairman and Chief Executive Officer Andrew K. Silvernail said. “Carl’s vast industry experience and track record as a values-driven leader of global organizations will be a tremendous asset to our Board and management.”

Mr. Christenson serves as Chairman and CEO of Altra Industrial Motion Corp. (“Altra”) (NASDAQ: AIMC), a leading global designer, producer and marketer of a wide range of electromechanical power transmission motion control products. Prior to his current position, Mr. Christenson served as President and Chief Operating Officer of Altra from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held several management positions at TB Wood’s Incorporated and several positions at the Torrington Company.

Mr. Christenson holds M.S. and B.S. degrees in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic Institute.

About IDEX

IDEX (NYSE: IEX) is a company that has undoubtedly touched your life in some way. In fact, IDEX businesses make thousands of products that are mission-critical components in everyday activities. Chances are the car you’re driving has a BAND-IT® clamp holding your side airbag safely in place. If you were ever in a car accident, a Hurst Jaws of Life® rescue tool may have saved your life. If you or a family member is battling cancer, your doctor may have tested your DNA in a quest to find the best targeted medicine for you. It’s likely your DNA test was run on equipment that contains components made by our growing IDEX Health & Science team. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call 40 diverse businesses around the world part of the IDEX family. With 7,000 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global $2+ billion company committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

Source: IDEX Corporation

IDEX Corporation
William K. Grogan
Senior Vice President – Chief Financial Officer
847.498.7070